Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results

TEANECK, N.J., November 4, 2020 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its first quarter ended September 30, 2020.

Highlights for the September 30, 2020 quarter (compared to the September 2019 quarter)

-	Net sales of $195 million, an increase of $5 million, or 3%

-	Net income of $12 million, an increase of $10 million

-	Diluted EPS of $0.30, an increase of $0.24

-	Adjusted EBITDA of $24 million, an increase of $5 million, or 24%

-	Adjusted diluted EPS of $0.27, an increase of $0.08

COMMENTARY

“Our financial results for the September 2020 quarter reflected the continuing recovery of the industry sectors we serve,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “We saw improved sales and profitability, compared with the same quarter last year, and in particular, sequential improvement over the June 2020 quarterly results. As more fully described in our earnings guidance, we are forecasting additional sequential improvement for our December 2020 quarter, as the industry continues to adjust and move toward more typical operating levels. At the same time, we remain cautious in the face of ongoing uncertainties resulting from the pandemic.”

“We saw positive trends in sales and profitability for our core Animal Health segment. Customer demand continues to increase for our expanded offerings in nutritional specialty products and vaccines. We see these categories as the future growth drivers of our business. At the same time, we continue to invest in strategic initiatives to set the foundation for the future.”

QUARTERLY RESULTS

Net sales

Net sales of $195.2 million for the three months ended September 30, 2020, increased $5.5 million, or 3%, as compared to the three months ended September 30, 2019. Animal Health and Performance Products increased $6.5 million and $0.2 million, respectively, while Mineral Nutrition declined $1.2 million.

Animal Health

Net sales of $128.4 million for the three months ended September 30, 2020, increased $6.5 million, or 5%. Net sales of MFAs and other increased $3.7 million, or 5%, driven by increased international demand, primarily for poultry products, coupled with favorable timing of certain customer orders. Net sales of nutritional specialty products grew $2.2 million, or 7%, due to international growth in dairy products, while domestic sales were comparable to the prior year. Net sales of vaccines increased $0.7 million, or 4%, driven by increased international demand for our poultry vaccines.

Mineral Nutrition

Net sales of $51.4 million for the three months ended September 30, 2020, decreased $1.2 million, or 2%, as volume growth was offset by lower average selling prices. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $15.4 million for the three months ended September 30, 2020, increased $0.2 million, or 1%. Increased sales of personal care product ingredients were partially offset by lower sales of copper-based products.

Gross profit

Gross profit of $64.1 million for the three months ended September 30, 2020, increased $6.5 million, or 11%, as compared to the three months ended September 30, 2019. Gross profit increased to 32.8% of net sales for the three months ended September 30, 2020, as compared to 30.4% for the three months ended September 30, 2019. The three months ended September 30, 2019, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $5.5 million due to sales growth, favorable product mix and favorable production costs, primarily related to foreign currency movements. Mineral Nutrition gross profit decreased $0.5 million, driven primarily by unfavorable production costs. Performance Products gross profit increased $1.1 million driven by favorable product mix and production costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $48.4 million for the three months ended September 30, 2020, increased $0.9 million, or 2%, as compared to the three months ended September 30, 2019. SG&A for the three months ended September 30, 2019, included $0.4 million of restructuring costs and $0.5 million of acquisition-related transaction costs. Excluding the effects of these costs, SG&A increased $1.8 million, or 4%.

Animal Health SG&A increased $0.6 million, primarily due to increased professional fees to support the continued use of carbadox and costs associated with new products, partially offset by the favorable effect of foreign currency movements and timing of marketing spending. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate SG&A increased $1.1 million due to increased costs for strategic initiatives.

Interest expense, net

Interest expense, net of $2.8 million for the three months ended September 30, 2020, decreased $0.5 million, or 16%, as compared to the three months ended September 30, 2019. Interest expense decreased due to favorable variable interest rates, partially offset by higher levels of debt outstanding. Interest income from short-term investments was comparable to the prior year.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2020, amounted to net gains of $3.6 million, as compared to $3.2 million in net losses for the three months ended September 30, 2019. Foreign currency gains primarily arose from intercompany balances.

Provision for income taxes

The provision for income taxes was $4.2 million and $1.1 million for the three months ended September 30, 2020 and 2019, respectively. The effective income tax rate was 25.5% and 29.6% for the three months ended September 30, 2020 and 2019, respectively. The provision for income taxes during the three months ended September 30, 2020, included a $0.6 million benefit related to final regulations issued in July 2020 for the Global Intangible Low-Taxed Income (“GILTI”) tax for the year ended June 30, 2020, and a $0.6 million benefit for the reversal of an uncertain tax position. The effective income tax rate, without these benefits, would have been 32.5% for the three months ended September 30, 2020.

Net income

Net income of $12.3 million for the three months ended September 30, 2020, increased $9.8 million, as compared to net income of $2.5 million for the three months ended September 30, 2019. The increase was primarily due to a $5.5 million increase in operating income, decreased interest expense of $0.5 million and favorable foreign currency comparisons of $6.9 million, partially offset by increased income tax expense of $3.2 million. The increase in operating income was driven by increased gross profit in the Animal Health and Performance Product segments, partially offset by a decline in Mineral Nutrition gross profit and higher SG&A costs.

Adjusted EBITDA

Adjusted EBITDA of $24.3 million for the three months ended September 30, 2020, increased $4.6 million, or 24%, as compared to the three months ended September 30, 2019. Animal Health Adjusted EBITDA increased $5.0 million on higher gross profit, partially offset by increased SG&A costs. Mineral Nutrition Adjusted EBITDA decreased $0.4 million, driven by a decline in gross profit. Performance Products Adjusted EBITDA increased $1.1 million driven by increased gross profit. Corporate expenses increased $1.1 million, primarily due to investments in strategic initiatives.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended September 30, 2020 and 2019, were 31.0% and 28.0%, respectively.

Adjusted diluted EPS

Adjusted diluted EPS was $0.27 for the quarter, an increase of $0.08, as compared to $0.19 in the prior year. Increased gross profit and favorable interest expense was partially offset by increased SG&A costs and a higher provision for income taxes. The increased gross profit was primarily driven by sales growth, favorable product mix and favorable production costs in the Animal Health segment.

BALANCE SHEET AND CASH FLOWS

•	3.7x leverage ratio at September 30, 2020

-	$399 million total debt

-	$107 million Adjusted EBITDA, for the twelve months ended September 30, 2020

•	$92 million cash and short-term investments on hand at September 30, 2020

•	$6 million use of cash before financing for the September 2020 quarter, excluding changes in short-term investments

FINANCIAL GUIDANCE

We continue to forecast only near-term expectations, given the uncertainty of the future course of the pandemic and the ongoing difficult conditions in the industry. The animal production industry continues to recover from the effects of the pandemic. We believe industry conditions will continue to normalize as we progress through our fiscal year and the industry gradually will return to typical operating levels.

Our expected financial results for the three months ending December 31, 2020 are:

•	Net sales of approximately $205 million

•	Net income of approximately $9 million

•	Diluted EPS of approximately $0.23

•	Adjusted EBITDA of approximately $26 million

•	Adjusted diluted EPS of $0.28

We are encouraged by the improving trends in our business. Compared to our financial results for the September 2020 quarter, our expected December 2020 quarterly net sales, adjusted EBITDA and adjusted diluted EPS are expected to increase by $10 million, $1.7 million and $0.01, respectively.

Compared to the same period last year, our expected December 2020 quarterly results are lower as our business continues to gradually recover from the effects of the pandemic. Net sales, net income and diluted EPS are expected to be below last year by $9 million, $3 million and $0.06, respectively. Adjusted EBITDA and adjusted diluted EPS are expected to be below last year by $2.5 million and $0.06, respectively.

Our guidance assumes no meaningful amount of foreign currency gains or losses in the December 2020 quarter. We report foreign currency gains or losses separately in our income statement and exclude them from adjusted EBITDA.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, November 5, 2020

Time:	9:00 AM Eastern

Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (833) 968-1955
International Toll:	+1 (647) 689-6656
Conference ID:	8813439

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2020	2019	Change
	(in millions, except per share amounts and percentages)

Net sales	$195.2	$189.7	$5.5	3%
Cost of goods sold	131.1	132.1	(1.0)	(1)%
Gross profit	64.1	57.7	6.5	11%
Selling, general and administrative	48.4	47.5	0.9	2%
Operating income	15.7	10.1	5.5	55%
Interest expense, net	2.8	3.4	(0.5)	(16)%
Foreign currency (gains) losses, net	(3.6)	3.2	(6.9)	*
Income before income taxes	16.5	3.6	12.9	*
Provision for income taxes	4.2	1.1	3.2	*
Net income	$12.3	$2.5	$9.8	*

Net income per share
basic	$0.30	$0.06	$0.24
diluted	$0.30	$0.06	$0.24

Weighted average common shares outstanding
basic	40.5	40.5
diluted	40.5	40.5

Ratio to net sales
Gross profit	32.8%	30.4%
Selling, general and administrative	24.8%	25.0%
Operating income	8.0%	5.3%
Income before income taxes	8.5%	1.9%
Net income	6.3%	1.3%
Effective tax rate	25.5%	29.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2020	2019	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$78.7	$75.0	$3.7	5%
Nutritional specialties	32.6	30.4	2.2	7%
Vaccines	17.1	16.4	0.7	4%
Animal Health	128.4	121.9	6.5	5%
Mineral Nutrition	51.4	52.6	(1.2)	(2)%
Performance Products	15.4	15.2	0.2	1%
Total	$195.2	$189.7	$5.5	3%

Adjusted EBITDA
Animal Health	$30.1	$25.1	$5.0	20%
Mineral Nutrition	3.0	3.5	(0.4)	(12)%
Performance Products	2.0	0.9	1.1	131%
Corporate	(10.8)	(9.7)	(1.1)	*
Total	$24.3	$19.7	$4.6	24%

Ratio to segment net sales
Animal Health	23.4%	20.6%
Mineral Nutrition	5.9%	6.6%
Performance Products	12.8%	5.6%
Corporate (1)	(5.5)%	(5.1)%
Total (1)	12.4%	10.4%

(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$12.3	$2.5	$9.8	*
Interest expense, net	2.8	3.4	(0.5)	(16)%
Provision for income taxes	4.2	1.1	3.2	*
Depreciation and amortization	8.0	7.8	0.3	3%
EBITDA	27.4	14.7	12.6	*
Stock-based compensation	0.6	0.6	-	0%
Restructuring costs	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	0.3	(0.3)	*
Acquisition-related transaction costs	-	0.5	(0.5)	*
Foreign currency (gains) losses, net	(3.6)	3.2	(6.9)	*
Adjusted EBITDA	$24.3	$19.7	$4.6	24%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2020	2019	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$129.5	$130.2	$(0.7)	(1)%
Adjusted gross profit	65.7	59.5	6.2	10%
Adjusted selling, general and administrative	47.2	45.6	1.6	4%
Adjusted interest expense, net	2.8	3.3	(0.5)	(15)%
Adjusted income before income taxes	15.6	10.6	5.0	47%
Adjusted provision for income taxes	4.8	3.0	1.9	63%
Adjusted net income	$10.8	$7.6	$3.2	41%

Adjusted net income per share
diluted	$0.27	$0.19	$0.08	42%

Weighted average common shares outstanding
diluted	40.5	40.5

Ratio to net sales
Adjusted gross profit	33.6%	31.3%
Adjusted selling, general and administrative	24.2%	24.0%
Adjusted income before income taxes	8.0%	5.6%
Adjusted net income	5.5%	4.0%
Adjusted effective tax rate	31.0%	28.0%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$12.3	$2.5	$9.8	*
Acquisition-related intangible amortization (1)	1.5	1.5	0.0	0%
Acquisition-related intangible amortization (2)	0.7	0.5	0.2	33%
Stock-based compensation (2)	0.6	0.6	-	0%
Restructuring costs	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	0.3	(0.3)	*
Acquisition-related transaction costs (2)	-	0.5	(0.5)	*
Acquisition-related accrued interest	-	0.1	(0.1)	*
Foreign currency (gains) losses, net (3)	(3.6)	3.2	(6.9)	*
Adjustments to income taxes (4)	(0.6)	(1.9)	1.3	*
Adjusted net income	$10.8	$7.6	$3.2	41%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful

(1)	Included in cost of goods sold

(2)	Included in selling, general and administrative

(3)	Primarily related to intercompany balances

(4)	Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2020	2019	Change
	(in millions)

EBITDA	$27.4	$14.7	$12.6
Adjustments
Stock-based compensation	0.6	0.6	-
Restructuring costs	-	0.4	(0.4)
Acquisition-related cost of goods sold	-	0.3	(0.3)
Acquisition-related transaction costs	-	0.5	(0.5)
Foreign currency (gains) losses, net	(3.6)	3.2	(6.9)
Interest paid, net	(2.5)	(3.2)	0.7
Income taxes paid	(5.0)	(4.7)	(0.3)
Changes in operating assets and liabilities and other items	(15.1)	(15.4)	0.3
Net cash provided (used) by operating activities	$1.7	$(3.6)	$5.3

Short-term investments, net	$(6.0)	$-	$(6.0)
Capital expenditures	(7.4)	(7.6)	0.2
Business acquisitions	-	(54.6)	54.6
Other investing, net	(0.2)	(0.3)	0.1
Net cash provided (used) by investing activities	$(13.6)	$(62.5)	$48.9

Net cash flow before financing activities	$(11.9)	$(66.1)	$54.2

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com